Exhibit 99.1

hhgregg Announces Accelerated Growth Plans

•    Revises new store openings for fiscal year 2010 to 20 – 22

•    Plans to launch the Mid-Atlantic region with 40 – 45 new stores in fiscal year 2011

INDIANAPOLIS, July 8, 2009 (BUSINESS WIRE) — hhgregg, Inc. (NYSE:HGG) today announced updated new store opening plans in connection with the company’s accelerated growth strategy for fiscal years 2010 and 2011.

During the past year, competitive dynamics within the consumer electronics industry and the real estate landscape have changed considerably, with a major competitor exiting the market and substantial real estate availability in both new and existing markets. These changes have created significant opportunities for the company to expand at growth rates greater than previously projected. The company now expects to open between 20 and 22 new stores during the current fiscal year, up from previous expectations of 16 to 18 new store openings. These store openings will include the launch of three new multi-store markets: Tampa, Florida; Memphis, Tennessee; and Richmond, Virginia. Capital expenditures, net of sale and leaseback proceeds, are expected to range between $45 million and $50 million for the fiscal year, up from previous expectations of $30 million to $35 million. This increase primarily reflects the incremental capital expenditures expected to be incurred in late fiscal 2010 for the increased number of store openings expected in early fiscal 2011.

In addition, the company expects to open between 40 and 45 new stores during fiscal 2011, with the majority of these new stores located in large and mid-sized metropolitan markets in the Mid-Atlantic region, including Philadelphia, Pennsylvania; Baltimore, Maryland; and Washington, D.C. In connection with these expansion plans, the company also intends to open its fourth central distribution center for the Mid-Atlantic region in early fiscal 2011. The company has executed leases for nearly all of the new stores expected to be opened during fiscal 2010 and has begun to execute leases for fiscal 2011 new store openings. To date, the Company’s Board of Directors has approved 18 locations for 2011.

The company expects to fund its fiscal 2010 store openings from cash from operations and its revolving credit facility. The company is currently exploring various financing alternatives, including equity and debt, to fund its store growth thereafter.

Dennis May, President and Chief Operating Officer, stated, “We have an extraordinary opportunity to gain market share by taking advantage of the current rental rates and excess availability in the real estate market. The combination of our effective operating model, an opportunistic real estate environment, strong partnerships with key vendors and the availability of talented field-level personnel, create a significant opportunity for the company to accelerate its growth while continuing to provide customers with a superior customer purchase experience.”

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 112 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences and demand for the Company’s products; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations, the economy in general and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10 – K filed June 2, 2009. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the time of this news release. Actual results may differ materially from anticipated results described in these forward looking statements. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact: Andy Giesler,

Director of Finance

investorrelations@hhgregg.com

(317) 848-8710